≥8.8pH
PURIFIED WATER ENHANCED WITH
MINERALS & ELECTROLYTES
ADDED FOR TASTE
Alkaline88
WATER
HIMALAYAN MINERALS
6/1 LITER
33.8oz (1.05qt)

The Alkaline Water Company Inc. Announces Record Sales of Over $6 Million for the Two Months Ending, August 31, 2018
July and August 2018 sales both exceeded $3 million – A Revenue Increase of Over 100% as compared to July and August 2017

SCOTTSDALE, AZ--(GLOBE NEWSWIRE – September 12, 2018) - The Alkaline Water Company Inc. (TSXV and OTCQB: WTER) (the "Company"), with products bottled under the trademark Alkaline88®, is pleased to announce that record sales were achieved in July and August 2018 exceeding $6 million for the two-month period.

The Company is the creator of an innovative, state-of-the-art, proprietary electrolysis beverage process. The Company packages and sells its alkaline water in 1-gallon, 3-liter, 1.5-liter, 1-liter, 700-milliliter and 500-milliliter sizes to over 40,000 retail locations in all 50 states.

“Our second quarter is off to a record start, with sales up over 100% for the two months ended August 31, 2018 as compared to the two months ended August 31, 2017. We have now recorded two consecutive months with sales exceeding $3 million in both July and August 2018. Our cost of goods sold in each of July and August 2018 was $1.8 million in each month, as compared to the cost of goods sold in each of July and August 2017 of $0.7 million and $1.0 million, respectively. This record growth has been led by our newly added national retail accounts, made up of over 6,500 stores nationwide at Walmart, Shopko, and Kroger,” stated Richard A. Wright, President and CEO of The Alkaline Water Company Inc.
“Expansion into the non-grocery channels such as drug stores, convenience stores, and into select international markets should allow us to further accelerate our growth. I want to thank all of hardworking employees at Alkaline88® as this rapid growth would not be possible without them,” concluded Mr. Wright.
The Alkaline Water Company Inc. (TSXV and OTCQB: WTER) has developed an innovative, state-of-the-art, proprietary electrolysis process that produces healthy alkaline water for a balanced lifestyle. The Company is focused on the business of distributing and marketing for retail sale of its cost-effectively packaged Alkaline88® water beverage products. Visit: www.thealkalinewaterco.com.

About Alkaline Water Products
Alkaline88®is a premier 8.8 pH balanced bottled alkaline drinking water enhanced with trace minerals and electrolytes. The product offers consumers the unique opportunity to purchase alkaline water in conveniently packaged 500-milliliter, 700-milliliter, 1-liter, 1.5-liter, 3-liter and 1-gallon sizes. The Alkaline Water Company Inc. is currently in the midst of a national mass-market expansion program, where the product is already available for consumer sales at a growing number of major retail locations across many parts of the United States. Learn more about the science behind alkaline water by visiting www.thealkalinewaterco.com.

Notice Regarding Forward-Looking Statements

This news release contains "forward-looking statements."  Statements in this news release that are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future.  Such forward-looking statements include, among other things, that expansion into the non-grocery channels such as drug stores, convenience stores, and into select international markets should allow the Company to further accelerate its growth. The material assumptions supporting these forward-looking statements include, among others, that the demand for the Company's products will continue to significantly grow; that the past production capacity of the Company’s co-packing facilities can be maintained or increased; that there will be increased production capacity through implementation of new production facilities, new co-packers and new technology; that there will be an increase in number of products available for sale to retailers and consumers; that there will be an expansion in geographical areas by national retailers carrying the Company’s products; that there will be an expansion into new national and regional grocery retailers; that there will not be interruptions on production of the Company’s products; that there will not be a recall of products due to unintended contamination or other adverse events relating to the Company’s products; and that the Company will be able to obtain additional capital to meet the Company's growing demand and satisfy the capital expenditure requirements needed to increase production and support sales activity. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, governmental regulations being implemented regarding the production and sale of alkaline water; additional competitors selling alkaline water in bulk containers reducing the Company’s sales; the fact that the Company does not own or operate any of its production facilities and that co-packers may not renew current agreements and/or not satisfy increased production quotas; that fact that the Company has a limited number of suppliers of its unique bulk bottles; the potential for supply chain interruption due to factors beyond the Company’s control; the fact that there may be a recall of products due to unintended contamination; the inherent uncertainties associated with operating as an early stage company; changes in customer demand; the extent to which the Company is successful in gaining new long-term relationships with new retailers and retaining existing relationships with retailers; the Company’s ability to raise the additional funding that it will need to continue to pursue its business, planned capital expansion and sales activity; competition in the industry in which the Company operates and market conditions. These forward-looking statements are made as of the date of this news release, and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by applicable law, including the securities laws of the United States and Canada. Although the Company believes that any beliefs, plans, expectations and intentions contained in this news release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Readers should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in the reports and other documents the Company files with the SEC, available at www.sec.gov, and on the SEDAR, available at www.sedar.com.

The Alkaline Water Company Inc.

James Gilmore
WTER Investor Relations
480-320-3570
investors@thealkalinewaterco.com

Richard A. Wright
President and CEO
480-656-2423
investors@thealkalinewaterco.com

Neither TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.